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EXHIBIT 99.1

               CITIZENS HOLDING COMPANY EARNINGS FOR 2002 UP 12.1%

PHILADELPHIA, Miss.--(BUSINESS WIRE)--July 30, 2002--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and six months ended June 30, 2002.

Net income for the six months ended June 30, 2002 was $3.207 million, or $0.65 per share-basic and $0.64 per share-diluted, an increase of 12.1% over the $2.860 million ($0.57 per share basic and diluted) for the same period in 2001. Net interest income, after provision for loan losses increased $2.189 million or 31.7%. Other income increased slightly to $2.049 million while other operating expenses increased $1.585 million (32.9%) to $6.407 million.

Net income for the three months ended June 30, 2002 increased 11.8% to $1.662 million, or $0.33 per share-basic and diluted, compared to $1.486 million, or $0.30 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter, was approximately 41.1% higher compared to same quarter last year. The significant increases in net interest income for the three and six month periods are attributable to an increase in net interest margin resulting from the ongoing repricing of interest bearing deposits and the growth in investments and loans from the acquisitions of the Forest and Decatur branches and Citizens Bank & Trust in Louisville. The net interest margin increased to 4.79% in the second quarter of 2002 from 4.47% in the same period in 2001. Non-interest expenses in both the six month and three month period increased as a result of personnel and occupancy costs and amortization expense associated with the acquisitions, and normal costs increases related to growth of the bank.

Total assets as of June 30, 2002 increased $87.338 million, or 20.4%, compared to December 31, 2001. Deposits increased $73.414 million, or 20.4%. Loans net of unearned interest during this period grew $32.639 million, or 12.4%. The acquisition of Citizens Bank & Trust Company in Louisville, Mississippi in May 2002 accounted for $71.116 million of the asset growth, $57.940 million of the deposit growth and $15.019 million of the loan growth.

Steve Webb, Chairman and CEO stated, "I am pleased to report the 12% increase in net income for the first six months of this year over last year. We are especially proud of the increase in our net interest margin over the previous year."

Webb added, "We are also excited to have completed the acquisition of Citizens Bank & Trust Company in Louisville. We are optimistic about the opportunities for growth in this area of the state."

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Adjusted for the three for two split of January 2, 2002, the Company's dividend of $0.24 per share for the first two quarters of 2002 represents an increase of 31.1% over the dividends paid in the first two quarters of 2001.

Citizens Holding Company (the "Company") is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and the bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company's market area and
(h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

                            Citizens Holding Company
                              Financial Highlights
                  (amounts in thousands, except per share data)
                                   (Unaudited)

                      ------------------------------------

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
                                             Three Months                     Six Months
                                             Ended June 30                    Ended June 30

                                            2002            2001             2002            2001
                                       ---------------------------------------------------------------

Interest income and fees                $     7,574     $      7,176     $    14,604     $     14,443
Interest expense                              2,380            3,354           4,845            6,974
                                       ---------------------------------------------------------------
   Net interest income                        5,194            3,822           9,759            7,469


Provision for loan losses                       436              449             670              569
   Net interest income after
     provision for loan losses                4,758            3,373           9,089            6,900

Non-interest income                           1,043            1,131           2,049            2,028
Non-interest expense                          3,364            2,406           6,407            4,822
                                       ---------------------------------------------------------------

   Net income before taxes                    2,437            2,098           4,731            4,106
Income taxes                                    775              612           1,524            1,246
                                       ---------------------------------------------------------------

     Net income                         $     1,662     $      1,486     $     3,207     $      2,860
                                       ===============================================================


Earnings per share - basic              $      0.33     $       0.30     $      0.65     $       0.57
                                       ===============================================================

Earnings per share - diluted            $      0.33     $       0.30     $      0.64     $       0.57
                                       ===============================================================

Average shares outstanding-basic          4,963,028        4,963,028       4,963,028        4,963,028

Average shares outstanding-diluted        4,995,325        4,975,466       4,995,296        4,974,359


                                                                     As of            As of
                                                                   June 30,        December 31,
                                                                     2002             2001
                                                                 ------------------------------
Balance Sheet Data:
     Total assets                                                    $514,551         $427,213
     Total earning assets                                             466,523          394,315
     Loans net of unearned                                            296,917          264,278
     Allowance for loan losses                                         -4,232           -3,375
     Total deposits                                                   432,723          359,309
     Long term borrowings                                              21,644           14,629
     Shareholders' equity                                              51,011           47,182
     Book value per share                                            $  10.28         $   9.51
     Dividends paid                                                  $  0.240         $  0.383

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
Average Balance Sheet Data:
     Total assets                                                $460,706          $403,882
     Total earning assets                                         425,059           361,520
     Loans net of unearned                                        276,738           255,185
     Total deposits                                               390,856           327,536
     Long term borrowings                                          17,903            14,815
     Shareholders' equity                                          48,551            47,664

Non-performing assets:
     Non-accrual loans                                                363               419
     Loans 90+ days past due                                        2,320             2,918
     Other real estate owned                                        1,104               340

Net charge-off as a percentage
     average loans                                                   0.24%             0.42%

Performance Ratios:
     Return on average assets                                        1.39%             1.41%
     Return on average equity                                       13.21%            11.98%

Net interest margin (tax equivalent)                                 4.71%             4.32%

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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com